EXHIBIT 99.1

ADT Announces Chief Legal Officer Retirement and Successor

David Smail Appointed Executive Vice President and Chief Legal Officer;
P. Gray Finney To Retire

BOCA RATON, FL, February 5, 2019 – ADT Inc. (NYSE: ADT), a leading provider of monitored security and interactive home and business automation solutions in the United States and Canada, today announced that P. Gray Finney, Senior Vice President and Chief Legal Officer, will be retiring. As his successor, David Smail has been named Executive Vice President and Chief Legal Officer, reporting to ADT President and Chief Executive Officer Jim DeVries, based in Boca Raton, FL. His appointment is effective immediately.
“David’s public company experience and leadership will continue to support ADT’s successful execution of our business strategy and will be instrumental in our continued growth,” said DeVries.
“Gray has been an integral part of our leadership team and we are grateful for the tremendous contributions he has made to ADT during his tenure,” added DeVries. “He has played a central role in a number of key events and transactions for the Company, including our IPO in early 2018, providing thoughtful counsel to the leadership team and always leading with integrity.”

Smail brings more than 25 years of experience in the U.S. and internationally, including 10 years of law firm corporate and securities transactional practice, and more than 15 years in public company general counsel roles. He most recently served as Executive Vice President & Chief Legal Officer for Scientific Games Corporation, a leading developer and provider of technology-based products, systems, platforms and services for the global gaming and lottery industries. Prior to that he held the role of Executive Vice President & General Counsel at Morgans Hotel Group, an international hospitality company, and previously was Executive Vice President and Group General Counsel of global advertising and communications services business Havas S.A. He also was a partner in the international law firm Hogan Lovells (previously Hogan & Hartson).

About ADT
ADT is a leading provider of monitored security and interactive home and business automation solutions in the United States and Canada. Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel safer and empowered. ADT is headquartered in Boca Raton, Florida and employs approximately 19,000 people throughout North America.

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Media Relations
Mónica Talán - ADT
mtalan@adt.com

Investor Relations
Jason Smith - ADT
investorrelations@adt.com